SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[X]	Preliminary Proxy Statement

[ ]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

CORVEL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

June 28, 2002

Dear CorVel Stockholder:

We are pleased to invite you to our 2002 Annual Meeting which will be held at CorVel’s offices at 2010 Main Street, Suite 1020, Irvine, California, on Thursday, August 1, 2002, at 1:00 p.m. Pacific Daylight Time. The Annual Meeting will begin with a report on CorVel’s progress, followed by a discussion and stockholder questions. Voting on election of directors and other matters is also scheduled. The items to be voted on are addressed in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.

Several significant milestones reached in fiscal 2002 deserve special mention:

•	CorVel reported record revenues of $236 million for the fiscal year ended March 31, 2002, representing an increase of approximately 13% over the $210 million in revenues in fiscal 2001.

•	CorVel continued the implementation of the expert systems version of its MedCheck® medical reimbursement and PPO administration software, including the initiation of scanning and optical character recognition capabilities.

•	CorVel continued the development of CareMC (http://www.caremc.com), its healthcare management website.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please complete and mail the enclosed proxy card to ensure that your shares will be represented. A postage pre-paid envelope has been provided for your convenience.

We look forward to seeing you at our meeting.

Sincerely,

V. Gordon Clemons, Chairman of the Board, Chief Executive Officer and President

PROPOSAL 1
ELECTION OF DIRECTORS
PROPOSAL 2
AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION
PROPOSAL 3
RATIFICATION OF APPOINTMENT OF AUDITORS
OTHER MATTERS
PRINCIPAL STOCKHOLDERS
EXECUTIVE OFFICERS OF THE COMPANY
COMPENSATION COMMITTEE REPORT*
AUDIT COMMITTEE REPORT*
STOCK PERFORMANCE GRAPH*
EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS
ANNUAL REPORT ON FORM 10-K AND STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING
COSTS OF SOLICITATION

CorVel Corporation

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

August 1, 2002

To the Stockholders of CorVel Corporation:

Notice is hereby given that the 2002 Annual Meeting of Stockholders (the “Annual Meeting”) of CorVel Corporation, a Delaware corporation (the “Company”), will be held at the Company’s offices, at 2010 Main Street, Suite 1020, Irvine, California, on Thursday, August 1, 2002, at 1:00 p.m. Pacific Daylight Time for the following purposes:

1.	To elect five directors to serve until the 2003 Annual Meeting;

2.	To approve an amendment to the Company’s Certificate of Incorporation to increase the maximum number of shares of the Company’s common stock (the “Common Stock”) authorized for issuance from 20,000,000 to 30,000,000 shares;

3.	To ratify the appointment of Grant Thornton LLP as independent auditors of the Company for fiscal year ending March 31, 2003; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The close of business on June 14, 2002 has been fixed as the record date for the determination of the Company’s stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Only the Company’s stockholders of record at such time will be entitled to vote.

You are cordially invited to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, please promptly complete, sign, date and return the enclosed proxy card in the enclosed, self-addressed, postage pre-paid envelope. It will assist us in keeping down the expenses of the Annual Meeting if all stockholders return their signed proxies promptly, whether they own a few shares or many shares.

A majority of the outstanding shares of Common Stock must be represented at the Annual Meeting in order to constitute a quorum. Please return your proxy card in order to ensure that a quorum is obtained and to avoid the additional cost to the Company of adjourning the Annual Meeting until a later time and resoliciting proxies.

YOUR VOTE IS IMPORTANT.

By order of the Board of Directors,
RICHARD J. SCHWEPPE
Secretary
Irvine, California
June 28, 2002

CorVel Corporation

PROXY STATEMENT

Proxies are being solicited by the Company’s Board of Directors (the “Board”). This Proxy Statement and the enclosed proxy card are furnished in connection with the Annual Meeting which will be held at the Company’s offices located at 2010 Main Street, Suite 1020, Irvine, California, on Thursday, August 1, 2002, at 1:00 p.m. Pacific Daylight Time. Stockholders of record at the close of business on June 14, 2002, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of that meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company.

On June 14, 2002, there were      shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters brought before the Annual Meeting.

All share numbers reflected in this Proxy Statement reflect the 3 for 2 stock dividend that was paid on August 31, 2001.

A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. The Company’s inspector of elections for the Annual Meeting will count abstentions and so-called “broker non-votes” (i.e., shares held by a broker or other nominee having discretionary power to vote on some matters but not others) as present for purposes of determining whether a quorum exists for the transaction of business at the Annual Meeting. Abstentions are also counted in tabulating the total number of votes cast on matters voted on by the stockholders at the Annual Meeting. Broker non-votes are not counted for purposes of determining either the number of votes cast on any matter voted on by the stockholders or whether such matter has been approved.

If the enclosed proxy card is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy card does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by the Board unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposal 2 and ratification of Proposal 3 described in the accompanying Notice and this Proxy Statement. In their discretion, the proxies named on the proxy card will be authorized to vote upon any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof. A proxy may be revoked by delivery of a written revocation or by presentation of another properly signed proxy card to the Secretary of the Company, or by attendance at the Annual Meeting and voting in person.

This Proxy Statement, the enclosed proxy card and the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002 should be mailed on or about June 28, 2002 to stockholders of record on June 14, 2002.

The principal executive offices of the Company are located at 2010 Main Street, Suite 1020, Irvine, California 92614. The Company’s telephone number is (949) 851-1473.

PROPOSAL 1

ELECTION OF DIRECTORS

Five individuals have been nominated to serve as directors of the Company. The Company’s stockholders are being asked to elect these nominees to the Board at the Annual Meeting. The Company’s Certificate of Incorporation provides that each director will serve for a one year term ending on the date of the Company’s next annual meeting or until his successor has been duly elected and qualified. The term may be shorter if he resigns, becomes disqualified or disabled, or is otherwise removed.

The enclosed proxy will be voted, unless you withhold that authority or you revoke the proxy, for the election of each of the nominees for election named below. Each such nominee is currently serving as a director and has indicated his willingness to continue to serve as a director if elected. In the unanticipated event that any such nominee becomes unable or declines to serve at the time of the Annual Meeting, the proxies will be voted for a substitute person nominated by the Board.

Directors and Nominees

The names and certain information about the nominees for director are set forth below:

Name	Age	Position

V. Gordon Clemons	58	Chairman of the Board, Chief Executive Officer and President
Peter E. Flynn(1)	42	Director
Steven J. Hamerslag(1)(2)	46	Director
R. Judd Jessup(1)(2)	54	Director
Jeffrey J. Michael(2)	45	Director

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

Mr. Clemons joined the Company as President and Chief Executive Officer in January 1988 and became Chairman of the Board in April 1991. Mr. Clemons was President of Caremark, Inc., the then largest home intravenous therapy company in the United States, from May 1985 to September 1987, at which time the company was purchased by Baxter International, Inc. From 1981 to 1985, Mr. Clemons was President of INTRACORP, a subsidiary of CIGNA Corporation. Mr. Clemons has 26 years of experience in the health care and insurance industries. Mr. Clemons has served on the board of Omnicell Technologies, Inc., a provider of hospital supply and pharmaceutical systems, since December 1995.

Mr. Flynn has served as a director of the Company since May 1991. Mr. Flynn has been President of Corstar Holdings, Inc. (“Corstar”), a value-added manufacturer of fiber optic and copper solutions serving the telecommunications industry, since June 1997. Mr. Flynn served as the Executive Vice President and Secretary of ENStar, Inc. (“ENStar”), a holding company owning businesses engaged in voice and data connectivity and networking products and services, from February 1997 until December 1999, when ENStar merged with Americable, Inc. (“Americable”), formerly a wholly-owned subsidiary of ENStar, and then Americable, as the survivor, changed its name to “Corstar Holdings, Inc.”

Mr. Hamerslag has served as a director of the Company since May 1991. Mr. Hamerslag served as the President and Chief Executive Officer of J2Global Communications from June 1999 until December 2000. Mr. Hamerslag served as the Vice-Chairman of MTI Technology Corporation (“MTI”), a manufacturer of computer peripherals and network management software, from April 1996 to May 1998.

Mr. Jessup has served as a director of the Company since August 1997. Mr. Jessup has been Chairman and interim Chief Executive Officer of U.S. Labs, a diagnostic laboratory, since January 2002. Mr. Jessup has been Chairman of Coast to Coast Wireless, a cellular phone business, since 1998. Mr. Jessup was President of the HMO Division of FHP International Corporation (“FHP”), a diversified health care services company, from 1994 to 1996. From 1987 to 1994, Mr. Jessup was President of TakeCare, Inc., a publicly traded HMO operating in California, Colorado, Illinois and Ohio, until it was acquired by FHP. Mr. Jessup has 29 years of experience in the health care and managed care industries. Mr. Jessup is also a director of Pacific Dental Benefits, a dental HMO, since November 1997, a director of US Laboratories, a pathology delivery company, since May 1998, and a director of NovaMed Eyecare Services since August 1998.

Mr. Michael has served as a director of the Company since September 1990. Mr. Michael has been the President, Chief Executive Officer and a director of Corstar Holdings, Inc. (formerly ENStar) since March 1996. Mr. Michael has been a director of Michael Foods, Inc., a food processing and distribution company formerly affiliated with North Star, since April 1990.

Board Meetings and Committees

During fiscal 2002, the Board held four meetings. Each of the directors standing for re-election at the Annual Meeting attended at least 75% of the meetings of the Board and the committees of the Board of which they are members.

The committees of the Board include the Audit Committee and the Compensation Committee. The Board does not have a nominating committee. Although there are no formal procedures for stockholders to nominate persons for election as directors, the Board will consider nominations from stockholders, which should be addressed to Richard Schweppe, Secretary of the Company, at the Company’s address set forth above.

The Audit Committee is primarily responsible for approving the services performed by the Company’s independent accountants and reviewing the Company’s accounting practices and systems of internal accounting controls. The Audit Committee currently consists of Messrs. Flynn, Hamerslag, and Jessup. The Audit Committee met once during fiscal 2002. The Board has adopted and approved a written charter for its Audit Committee, a copy of which was attached to last year’s proxy statement. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers.

The Compensation Committee is responsible for reviewing and determining the compensation, including perquisites, of the Company’s employees and for administering the CorVel Corporation 1991 Employee Stock Purchase Plan and the CorVel Corporation Restated 1988 Executive Stock Option Plan, as amended (the “Option Plan”). The Compensation Committee currently consists of Messrs. Hamerslag, Jessup, and Michael. The Compensation Committee met four times during fiscal 2002.

Compensation of Directors

The Company pays each non-employee director an amount equal to $2,000 plus travel expenses for each Board meeting attended. The directors do not receive fees for committee or telephonic meetings.

When an individual who has not previously been in the employ of the Company first becomes a non-employee member of the Board, he or she will receive an automatic option grant for 15,000 shares of Common Stock under the Option Plan. In addition, on the date of each annual stockholders meeting, each non-employee director who has served as a non-employee Board member for at least six months, whether or not such individual has been in the prior employ of the Company, will be granted an option to purchase 4,500 shares of Common Stock.

Accordingly, as a non-employee director who was re-elected at the 2001 Annual Meeting each of Messrs. Flynn, Hamerslag, Jessup and Michael received an option to purchase 4,500 shares of Common Stock on August 2, 2001 (the date of the 2001 Annual Meeting), with an exercise price of $$16.67, which was the fair market value of the Common Stock on such date. In addition, each of Messrs. Flynn, Hamerslag, Jessup, and Michael will be granted an option to purchase an additional 4,500 shares of Common Stock on August 1, 2002 (the date of the Annual Meeting) at an exercise price equal to the fair market value of the Common Stock on such date, provided such director is re-elected at the Annual Meeting.

Stockholder Approval

Directors are elected by a plurality of the votes present or represented at the Annual Meeting. The five nominees receiving the highest number of affirmative votes cast at the Annual Meeting will be the elected directors of the Company.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED ABOVE OR HIS SUBSTITUTE AS DESCRIBED ABOVE.

PROPOSAL 2

AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION

Currently, the Certificate of Incorporation provides that the Company is authorized to issue two classes of stock, consisting of 20,000,000 shares of Common Stock and 2,184,900 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), of which 200,000 shares are designated as Series A Junior Participating Preferred Stock. As of May 31, 2002, 10,818,054 shares of Common Stock were issued and outstanding, 4,842,080 shares of Common Stock were issued and held in treasury, no shares of Preferred Stock were issued and outstanding and 2,162,557 shares of Common Stock were reserved for issuance upon the exercise of outstanding options. The remaining shares of authorized but unissued Common Stock are not reserved for any specific use and are available for future issuance.

The Board believes this capital structure is inadequate for the present and future needs of the Company. Accordingly, the Board authorized an amendment to the Certificate of Incorporation to increase the authorized number of shares of Common Stock from 20,000,000 to 30,000,000 and is asking the stockholders to approve this amendment.

Purpose of Authorizing Additional Common Stock

The authorization of an additional 10,000,000 shares of Common Stock would give the Board the express authority to issue such shares of Common Stock from time to time as the Board deems necessary. The Board believes it is necessary to have the ability to issue such additional shares of Common Stock for any proper corporate purpose — future acquisitions, option grants, convertible debt and equity financings and/or stock splits.

The Company has no present specific plans, understandings or agreements for the issuance of the proposed additional shares of Common Stock, other than pursuant to the exercise of stock options. The Board, however, believes that if an increase in the authorized number of shares of Common Stock were to be postponed until a specific need arose, the delay and expense incident to obtaining the approval of the Company’s stockholders at that time could significantly impair the Company’s ability to meet financing requirements or other objectives. The additional shares of Common Stock would be available for issuance by the Board without any future action by the stockholders, unless such action were specifically required by applicable law or the rules of any stock exchange or quotation system on which the Company’s securities may then be listed.

Possible Effects of Increase in Authorized Common Stock

The proposed increase in the authorized number of shares of Common Stock could have a number of effects on the Company’s stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company’s management could have the effect of making it more difficult to remove the current management of the Company by diluting the stock ownership or voting rights of persons seeking to cause such removal. In addition, an issuance of additional shares by the Company could have an effect on the potential realizable value of a stockholder’s investment. In the absence of a proportionate increase in the Company’s earnings and book value, an increase in the aggregate number of outstanding shares of the Common Stock caused by the issuance of additional shares would dilute the earnings per share and book value per share of all outstanding shares of the Company’s capital stock. If such factors were reflected in the price per share of Common Stock, the potential realizable value of a stockholder’s investment could be adversely affected.

The affirmative vote of the holders of a majority of shares of the Common Stock outstanding as of the record date is required for approval of the proposal to amend the Certificate of Incorporation.

THE BOARD RECOMMENDS A VOTE FOR THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF AUDITORS

Prior to March 29, 2001, the accounting firm of Ernst & Young LLP served as the independent auditors for the Company. On March 29, 2001, upon the recommendation of the Audit Committee and with the approval of the Board, the Company dismissed Ernst & Young LLP as the Company’s independent auditors. The reports of Ernst & Young LLP on the Company’s financial statements for each of the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principle. In connection with the audits performed by Ernst & Young LLP of the Company’s financial statements for each of the two fiscal years ended March 31, 2000 and 1999, and in the subsequent interim period through March 29, 2001, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, which, if not resolved to the satisfaction of Ernst & Young LLP would have caused Ernst & Young LLP to make reference to the matter in their report. On March 29, 2001, upon the recommendation of the Audit Committee and with the approval of the Board, the Company selected Grant Thornton LLP as independent auditors for the year ended March 31, 2002. During the two most recent fiscal years and the subsequent interim period through March 29, 2001, neither the Company nor anyone on behalf of the Company consulted Grant Thornton LLP regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the Company’s financial statements, or any matter that was either the subject of a disagreement or a reportable event. The Company’s stockholders ratified the appointment of Grant Thornton LLP to serve as the Company’s auditors for the fiscal year ending March 31, 2002 at the 2001 Annual Meeting.

The Company’s stockholders are now being asked to ratify to appointment of Grant Thornton LLP to serve as the Company’s auditors for the fiscal year ending March 31, 2003.

Audit Fees. Audit fees billed by Grant Thornton LLP for services rendered to the Company in the audit of annual financial statements for the 2002 fiscal year and the reviews of the financial statements included in the Company’s Forms 10-Q for that fiscal year were approximately $102,500.

Financial Information Systems Design and Implementation. The Company did not engage Grant Thornton LLP to provide advice regarding financial information systems design and implementation during the 2002 fiscal year.

All Other Fees. The Company did not engage Grant Thornton LLP for any non-audit professional services for the most recent fiscal year.

The Audit Committee has determined that the provision of the above services, other than the audit services, by Grant Thornton LLP was compatible with their maintenance of accountant independence.

The representatives of Grant Thornton LLP will attend the Annual Meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions posed by stockholders.

The affirmative vote of a majority of the shares of the Common Stock represented and voted at the Annual Meeting is required for ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors. Stockholder ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the appointment of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment by an affirmative vote of the holders of a majority of the Common Stock present or represented at the meeting and entitled to vote thereat, the Audit Committee and the Board will reconsider whether to retain that firm as the Company’s independent auditors. Even if the appointment is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interest of the Company and its stockholders.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2003.

OTHER MATTERS

Management does not know of any other matters to be brought before the Annual Meeting. If any other matter is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to the Company as of May 31, 2002, with respect to beneficial ownership of Common Stock by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each director and/or nominee for director, (iii) the Named Executive Officers, and (iv) all current directors and executive officers as a group, together with the approximate percentages of outstanding Common Stock owned by each of them. The following table is based upon information supplied by directors, executive officers and principal stockholders, and Schedule 13Gs filed with the Securities and Exchange Commission (the “SEC”). Except as otherwise noted, the persons named in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

Name and Address of	Amount of Common		Percentage of Common
Beneficial Owner	Stock Beneficially Owned		Stock Beneficially Owned(1)

Corstar Holdings, Inc.
Jeffrey J. Michael
10851 Louisiana Avenue South Bloomington, MN 55438	2,985,888	(2)	27.5%

V. Gordon Clemons
2010 Main Street, Suite 1020 Irvine, CA 92614	1,098,929	(3)	10.2%

FMR Corporation
82 Devonshire Street Boston, MA 02109	1,653,325	(4)	15.3%

Kestrel Investment Management Corp.
Abbott J. Keller, Daniel J. Steinman 411 Borel Avenue, Suite 403 San Mateo, CA 94402	733,900	(5)	6.8%

Wellington Management Company, LLP
75 State Street Boston, MA 02109	591,750	(6)	5.5%

Wasatch Advisors, Inc.
150 Social Hall Avenue Salt Lake City, UT 84111	561,226	(7)	5.2%

R. Judd Jessup	72,950	(8)	*

Steven J. Hamerslag	54,750	(9)	*

Peter E. Flynn	51,150	(10)	*

Richard J. Schweppe	48,066	(11)	*

All executive officers and directors as a group (6 individuals)	4,311,733	(12)	31.0%

*	Less than 1%

(1)	Applicable percentage ownership is based on 10,818,054 shares of Common Stock outstanding as of May 31, 2002, which excludes a total of 4,842,080 shares repurchased by the Company in accordance with the Stock Repurchase Program and held by the Company in its treasury. Any securities not outstanding but which are subject to options exercisable within 60 days of May 31, 2002, are deemed outstanding for the purpose of computing the percentage of outstanding Common Stock beneficially owned by any person holding such options but are not deemed outstanding for the purpose of computing the percentage of Common Stock beneficially owned by any other person.

(2)	Includes 2,925,000 shares owned by Corstar, 31,638 shares owned directly by Mr. Michael, a director of Corstar and the Company, and 29,250 shares subject to options held by Mr. Michael that are exercisable within 60 days of May 31, 2002. Mr. Michael is the President and Chief Executive Officer of Corstar. In addition, Mr. Michael is the trustee of the Michael Family Grantor Trust (formerly Michael Acquisition Corporation Trust), which is the sole shareholder of Corstar. Based on the foregoing, Mr. Michael may be deemed to share beneficial ownership of the shares of Common Stock held by Corstar. Mr. Michael disclaims such beneficial ownership except to the extent of any indirect pecuniary interest therein.

(3)	Includes 1,087,104 shares owned by Mr. Clemons directly, and 3,075 shares owned indirectly by Mr. Clemons as custodian for his child who shares the same primary residence and 8,750 shares subject to options that are exercisable within 60 days of May 31, 2002.

(4)	According to the Schedule 13G of Fidelity Management & Research Company (“Fidelity”) dated February 14, 2002, Fidelity is a wholly-owned subsidiary of FMR Corp. and is an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940. Edward C. Johnson, FMR Corp., through its control of Fidelity, and the funds each have sole power to dispose the shares, while power to vote the shares resides in the Fund’s Board of Trustees.

(5)	According to the Schedule 13G of Kestrel Investment Management Corporation (“Kestrel”) dated February 13, 2002, Abbott J. Keller and David J. Steirman are the sole shareholders of Kestrel, which is an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940 with sole investment power with respect to the shares.

(6)	According to Schedule 13G of Wellington Management Company (“Wellington”) dated February 14, 2002, Wellington is an Investment Advisor registered under Rule 13d-1(b)(1)(ii)(E), and shares investment power, along with its clients, with respect to the shares.

(7)	According to the Schedule 13G of Wasatch Advisors, Inc. (“Wasatch”) dated February 14, 2002, Wasatch is an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940, with sole investment power with respect to the shares.

(8)	Includes 51,200 shares owned directly by Mr. Jessup and 21,750 shares subject to options that are exercisable within 60 days of May 31, 2002.

(9)	Includes 25,500 shares owned directly by Mr. Hamerslag and 29,250 shares subject to options that are exercisable within 60 days of May 31, 2002.

(10)	Includes 21,000 shares owned directly by Mr. Flynn, 900 shares owned indirectly by Mr. Flynn as custodian for his children, and 29,250 shares subject to options that are exercisable within 60 days of May 31, 2002.

(11)	Includes 15,463 shares owned directly by Mr. Schweppe and 32,603 shares subject to options that are exercisable within 60 days of May 31, 2002.

(12)	Includes 1,235,880 shares owned directly or indirectly and 150,853 shares subject to options exercisable within 60 days of May 31, 2002 held by those officers and directors referenced above in footnotes 2, 3, 8, 9, 10 and 11. Also includes 2,925,000 shares owned by Corstar. Mr. Michael is the President and Chief Executive Officer of Corstar. In addition, Mr. Michael is the trustee of the Michael Family Grantor Trust (formerly Michael Acquisition Corporation Trust), which is the sole shareholder of Corstar. Based on the foregoing, Mr. Michael may be deemed to share beneficial ownership of the shares of Common Stock held by Corstar. Mr. Michael disclaims such beneficial ownership except to the extent of any indirect pecuniary interest therein.

EXECUTIVE OFFICERS OF THE COMPANY

Name	Age	Position

V. Gordon Clemons	58	Chairman of the Board, Chief Executive Officer and President
Richard J. Schweppe	47	Chief Financial Officer and Secretary

Information regarding Mr. Clemons is included under the heading “Directors and Nominees.”

Mr. Schweppe has been the Chief Financial Officer since April 1991 and Secretary since June 1995. From March 1988 to April 1991, Mr. Schweppe was the Director of Finance for the Company. From May 1983 to February 1988, Mr. Schweppe was the Manager, Technical Accounting for Caremark, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during fiscal year 2002, all transactions required to be reported by its officers, directors and greater than 10% beneficial owners were reported in a timely manner.

Compensation Committee Interlocks and Insider Participation

Messrs. Hamerslag, Jessup and Michael served as members of the Compensation Committee during fiscal 2002. Mr. Michael is a member of the Compensation Committee and is the President and Chief Executive Officer of Corstar, a beneficial owner of more than 10% of the outstanding Common Stock. No member of the Compensation Committee was, during fiscal 2002, an employee or officer of the Company or was formerly an officer of the Company.

During fiscal 2002, no current executive officer of the Company served as a member of the board of directors or compensation committee of any other entity that has or had one or more executive officers serving as a member of the Board or the Compensation Committee.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee administers the Company’s executive compensation programs. After the Compensation Committee determines the salaries of all elected officers, including those of the Named Executive Officers, the full Board reviews those determinations. The Compensation Committee is responsible for administering all other elements of executive compensation, including annual incentive awards and stock option grants under the Option Plan.

General Compensation Goals

The design and implementation of all executive compensation arrangements are based on certain goals derived from Company values, business strategy and management requirements. These goals may be summarized as follows:

•	Pay competitive salaries to attract, retain and motivate a highly competent executive team essential to the long-term success of the Company;

•	Tie an individual’s total compensation to individual and profit center performance and the financial success of the Company;

•	Reward executives for long-term corporate success by facilitating their ability to acquire an ownership interest in the Company; and

•	Align the financial interests of the executives and the stockholders.

Factors

Several of the more important factors, which were considered in establishing the components of each executive officer’s compensation package for the 2002 fiscal year are summarized below. Additional factors were also taken into account, and the Compensation Committee may in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years. All compensation decisions will be designed to further the general compensation goals indicated above.

Base Salaries

Base salaries are targeted to be moderate yet competitive in relation to salaries commanded by those in similar positions with other companies in the same industry. The base salary for each executive officer is reviewed annually and is set on the basis of personal performance, the relative importance of the functions the officer performs, the scope of the officer’s ongoing responsibilities, the salary levels in effect for comparable positions with the Company’s principal competitors, and internal equity considerations. The weight given to each of these factors varies from individual to individual.

Annual Incentive Awards

Although the Company has a March 31 fiscal year end, it has calendar year budgets and annual incentive plans which are based on the calendar year. Incentive awards to the Chief Executive Officer and the other Named Executive Officers are shown in the “Bonus” column of the Summary Compensation Table, which follows this report. Annual bonuses are designed to reward personal contributions to the success of the Company and are earned under a structured formula that considers the following factors:

*	The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act.

Company Profit Center Financial Performance

Each profit center of the Company submits a proposed annual operating budget including annual profit goals for review of and approval by the Chief Executive Officer of the Company in conjunction with ratification by the Compensation Committee. At the end of the calendar year, the Compensation Committee evaluates actual financial performance against these targets and actual revenue growth. The resulting performance evaluation dictates whether an increase or decrease in an executive’s “normal” incentive compensation award is granted. For executive officers with operations responsibilities, the annual incentive award can range from zero to 70% of base salary depending upon performance as compared to budget. For executive officers with corporate staff responsibilities, such awards are based upon departmental objectives.

Individual Performance

Each executive has some portion of his or her annual bonus measured against individual goals (“MBOs”) established for that person. The maximum amount that any executive may earn based on the MBO element is variable, with full achievement of MBOs resulting in a minimum 75% payout and increasing up to 100% payout for achievement exceeding established MBOs. For executive officers with operations responsibilities, this element comprises a lesser percentage of the annual incentive award for the individual and for executive officers with corporate staff responsibilities, it comprises a greater percentage of the annual incentive award.

Discretionary Awards

The Compensation Committee also has the discretion under extraordinary circumstances to award bonuses based on a percentage of base salary.

Stock Options

Stock option grants accomplish the third and fourth compensation objectives: to motivate executive officers to manage the business, to improve long-term Company performance and to align the interests of executive officers and stockholders. Customarily, option grants are made with exercise prices equal to the fair market value of the shares on the grant date and will be of no value unless the market price of the Company’s outstanding shares appreciates, thereby aligning a substantial part of the executive officer’s compensation package with the return realized by the stockholders. The option generally vests over a period of four years, contingent upon the executive officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the officer remains employed by the Company and the market price of the underlying shares appreciates over the option term. The size of the option grant is designed to create a meaningful opportunity for stock ownership and is based upon the individual’s current position with the Company, internal comparability with option grants made to other Company executives and the individual’s potential for future responsibility and promotion over the option term. The Committee has established certain general guidelines in making option grants to the executive officers in an attempt to target a fixed number of unvested option shares based upon the individual’s position with the Company and the officer’s existing holdings of unvested options. However, the Compensation Committee does not adhere strictly to these guidelines and will occasionally vary the size of the option grant made to each executive officer as circumstances warrant.

Compensation of the Chief Executive Officer

The annual base salary for the Company’s Chief Executive Officer, Mr. Clemons, was established on January 26, 1988, when the Company and North Star entered into an employment agreement with Mr. Clemons. The agreement became effective on February 15, 1988 and has an indefinite term. The agreement provides Mr. Clemons with an annual salary of $250,000, payable in semi-monthly installments. Mr. Clemons may terminate the agreement at any time on four months notice and the Company may terminate the agreement at any time with or without cause. If Mr. Clemons is terminated without cause, the Company is required to pay Mr. Clemons his then-current salary for one year after such termination, less any other employment compensation received by Mr. Clemons during such one-year period. The Compensation Committee, exclusive of Mr. Clemons, approved an increase in Mr. Clemons’ annual salary to $350,000, effective January 1, 2002. The Company’s financial performance had been consistently strong and Mr. Clemons’ salary had not been increased in eleven years.

Compliance with Internal Revenue Code Section 162(m)

Code Section 162(m) generally disallows a tax deduction to publicly-held corporations for compensation paid to certain of the corporation’s executive officers to the extent that compensation exceeds $1.0 million for any such officer in any one year. The limitation applies only to compensation, which is not considered to be performance-based. The Option Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of options with exercise prices equal to the fair market value of the Common Stock on the grant date that is granted by a committee comprised solely of “outside directors” will qualify as performance-based compensation which will not be subject to the $1.0 million limitation. The non-performance based compensation to be paid to the Company’s executive officers for fiscal 2002 did not exceed the $1.0 million limit per officer, nor is it expected that the non-performance based compensation to be paid to the Company’s executive officers for fiscal 2003 will exceed that limit. Because it is very unlikely that the cash compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1.0 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1.0 million level.

COMPENSATION COMMITTE

Steven J. Hamerslag R. Judd Jessup Jeffrey J. Michael

AUDIT COMMITTEE REPORT*

The Audit Committee assists the Board in its oversight of the Company’s financial accounting reporting and controls. The Board, in its business judgment, has determined that all members of the audit committee are “independent” as required by applicable listing standards of the Nasdaq National Market. The Audit Committee operates pursuant to a charter approved by the Board, a copy of which was included as Appendix A to last year’s Proxy Statement.

In performing its oversight role, the Audit Committee reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence and has discussed with the auditors the auditors’ independence.

Based on the reports and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the audit committee charter, the Audit Committee recommended to the Board and the Board approved that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2002.

The Audit Committee recommended and the Board approved the selection of Grant Thornton LLP as independent auditors for the year ending March 31, 2003.

AUDIT COMMITTEE

Peter E. Flynn Steven J. Hamerslag R. Judd Jessup

*	The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act.

STOCK PERFORMANCE GRAPH*

The graph depicted below shows a comparison of cumulative total stockholder returns for the Company, the U.S. Nasdaq and the Nasdaq Health Services Index over a five year period beginning on March 31, 1997. The data depicted on the graph are as set forth in the chart below the graph. The graph assumes that $100 was invested in the Company on March 31, 1997, in the Common Stock and in each index, and that all dividends were reinvested. No cash dividends have been declared on the Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

	March 31,	March 31,	March 31,	March 31,	March 31,	March 31,
	1997	1998	1999	2000	2001	2001

CorVel Corporation	100.00	159.06	143.06	208.04	283.11	358.22
U.S. Nasdaq	100.00	151.58	204.75	380.32	152.10	153.18
Nasdaq Health Services Index	100.00	120.56	83.40	77.93	94.43	116.08

*	The material in this graph is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table sets forth the compensation earned by the Company’s Chief Executive Officer and each of the other executive officers, whose total salary and bonus for fiscal year 2002 exceeded $100,000, for the three fiscal years ended March 31, 2000, 2001 and 2002. The listed individuals shall be referred to in this Proxy Statement as the “Named Executive Officers.” No other executive officers who would otherwise have been included in such table on the basis of salary and bonus earned for the 2002 fiscal year has been excluded by reason of termination of employment or change in executive status during fiscal year 2002.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation

Name of Individual	Fiscal				Securities Underlying	All Other
and Principal Position	Year	Salary(1)	Bonus		Options Granted	Compensation(2)

V. Gordon Clemons	2002	$266,666	$—		30,000	$869
Chief Executive Officer	2001	$250,000	$—		—	$1,532
	2000	$250,000	$—		—	$991

Richard J. Schweppe	2002	$109,000	$16,000		3,875	$580
Chief Financial Officer	2001	$103,500	$16,000		8,550	$526
	2000	$98,333	$12,560	(3)	3,000	$494

(1)	Includes employee contributions to the Company’s Section 401(k) Plan.

(2)	“All Other Compensation” represents amounts contributed by the Company to the Company’s Section 401(k) Plan which match the Named Executive Officer’s contribution to such Plan and annual premiums paid by the Company on behalf of each Named Executive Officer for the purchase of group term life insurance in an amount equal to such executive officer’s annual salary as follows:

		Company Contributions to	Company-Paid Life
	Fiscal Year	Section 401(k) Plan	Insurance Premiums

V. Gordon Clemons	2002	$533	$336
	2001	$500	$1,032
	2000	$601	$390

Richard J. Schweppe	2002	$423	$157
	2001	$425	$101
	2000	$404	$90

(3)	In fiscal year 2000, in lieu of a cash bonus, Mr. Schweppe was offered, elected to receive and was granted an option to purchase 2,550 shares of Common Stock at an exercise price of $17.83.

Stock Options and Stock Appreciation Rights

     The following table provides information with respect to stock option grants made during fiscal year 2002 to the Named Executive Officers. Except for the limited stock appreciation rights described in footnote 1 below the table, no stock appreciation rights were granted during such fiscal year to the Named Executive Officers.

OPTION GRANTS IN LAST FISCAL YEAR

			Percent			Potential Realizable
	Number of		of Total			Value at Assumed
	Securities		Options			Annual Rate of Stock Price
	Underlying		Granted to	Exercise		Appreciation for Option Term
	Options	Grant	Employees in	Price	Expiration
Name	Granted(1)	Date	Fiscal Year(2)	($/Share)(3)	Date	5%(4)	10%(4)

V. Gordon Clemons	30,000	5/10/01	11.63%	$24.20	05/10/06	$200,580	$443,230

Richard J. Schweppe	750	5/10/01	0.29%	$24.20	5/10/06	$5,015	$11,081
	1,125	8/2/01	0.44%	$25.00	8/2/06	$7,770	$17,171
	1,000	11/1/01	0.39%	$29.50	11/1/06	$8,150	$18,010
	1,000	3/1/02	0.39%	$30.00	3/1/07	$8,288	$18,315

(1)	Each option will become exercisable for 25% of the option shares one year from the grant date and thereafter the remaining shares become exercisable in 36 equal monthly installments. To the extent not already exercisable, the options become exercisable upon (a) a sale of assets, (b) a merger in which the Company does not survive or (c) a reverse merger in which the Company survives but ownership of 50% or more of the voting power of the Company’s stock is transferred, unless the option is assumed or replaced with a comparable option by the successor corporation. The options are also subject to “limited stock appreciation rights” pursuant to which the options, to the extent exercisable at the time a hostile tender offer occurs, will automatically be canceled in return for a cash payment equal to the tender-offer price minus the exercise price multiplied by the number of shares for which the option was exercisable. Each option has a maximum term of five years subject to earlier termination in the event of the optionee’s cessation of employment with the Company.

(2)	The Company granted options to purchase a total of 258,002 shares of Common Stock during fiscal year 2002.

(3)	The exercise price is equal to the fair market value of the Common Stock on the grant date and may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the Federal and state income tax liability incurred by the optionee in connection with such exercise. The Compensation Committee has the discretionary authority to reprice outstanding options under the Option Plan through the cancellation of those options and the grants of replacement options with an exercise price equal to the lower fair market value of the option shares on the regrant date.

(4)	These gains are based on annual compounded rates of growth of the price of Common Stock mandated by the SEC of 5% and 10% per year from the date the option was granted over the full option term. These rates do not represent the Company’s estimate or projection of future Common Stock prices. There is no assurance that the values that may be realized by a Named Executive Officer on exercise of his options or any other holder of the Common Stock will be at or near the value estimated in the foregoing table. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from these grants.

Stock Option Exercises and Holdings

The following table provides information with respect to the Named Executive Officer concerning the exercise of options during the 2002 fiscal year and unexercised options held as of the end of such fiscal year. No stock appreciation rights were exercised during the 2002 fiscal year and except for the limited stock appreciation rights described in footnote 1 to the table above, no stock appreciation rights were held by any Named Executive Officer at the end of such fiscal year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

Net Value of Unexercised
			Number of Securities		In-the-Money Options at Fiscal Year-End
			Underlying Unexercised		(Market price of shares on the last
		Value Realized	Options at Fiscal		trading day of the 2002 Fiscal
	No. of Shares	(Market price	Year-End 2002		Year ($29.84) less exercise price)
	acquired on	at exercise less
Name	exercise	exercise price)	Exercisable	Unexercisable	Exercisable	Unexercisable

V. Gordon Clemons	—	—	0	30,000	0	$304,500

Richard Schweppe	16,500	$288,072	30,109	16,816	$649,597	$283,176

Employment Agreements, Termination of Employment and Change in Control Arrangements

On January 26, 1988, the Company and North Star entered into an employment agreement with Mr. Clemons. The agreement became effective on February 15, 1988 and has an indefinite term. The agreement provides Mr. Clemons with an annual salary of $250,000, payable in semi-monthly installments. Mr. Clemons may terminate the agreement at any time on four months notice and the Company may terminate the agreement at any time with or without cause. If Mr. Clemons is terminated without cause, the Company is required to pay Mr. Clemons his salary for one year after such termination, less any other employment compensation received by Mr. Clemons during such one year period. The Compensation Committee approved an increase in Mr. Clemons’ annual salary to $350,000, effective January 1, 2002.

The Company does not have any existing employment agreements with any other Named Executive Officer.

In the event of a Corporate Transaction, each outstanding option granted under the Discretionary Option Grant Program will automatically become exercisable as to all of the option shares immediately prior to the effective date of the Corporate Transaction. However, no acceleration will occur if and to the extent: (a) such option is either to be assumed by the successor corporation or parent thereof or replaced by a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof, (b) such option is to be replaced with a cash incentive program of the successor corporation designed to preserve the option spread existing at the time of the Corporate Transaction and incorporating the same vesting schedule applicable to the option or (c) acceleration of such option is subject to other applicable limitations imposed by the Compensation Committee at the time of grant.

The Compensation Committee, as the administrator of the Option Plan, has the authority to provide for accelerated vesting of the shares of Common Stock subject to any outstanding options held by any of the Named Executive Officers in connection with certain changes in control of the Company or the subsequent termination of the officer’s employment following a change in control.

CERTAIN TRANSACTIONS

In fiscal year 2002, there was not, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or will be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer, holder of more than 5% of the Common Stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

ANNUAL REPORT ON FORM 10-K AND STOCKHOLDER PROPOSALS
FOR THE 2003 ANNUAL MEETING

A copy of the Annual Report on Form 10-K of the Company for the fiscal year ended March 31, 2002 has been mailed concurrently with this Proxy Statement. The Annual Report is not incorporated into this Proxy Statement, is not considered “soliciting material,” is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act.

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2003 Annual Meeting of Stockholders must be received no later than February 28, 2003, in order that they may be included in the proxy statement and form of proxy relating to that meeting. Such proposals should be mailed to the Company’s Secretary at 2010 Main Street, Suite 1020, Irvine, California 92614. In addition, the proxy solicited for the Company’s 2003 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting that is received after May 14, 2003.

COSTS OF SOLICITATION

Proxies will be solicited by mail and by telephone by regular employees of the Company without additional remuneration. The Company will request banks, brokerage houses and other institutions to forward the soliciting material to persons for whom they hold shares and to obtain authorization for the execution of proxies. The Company will reimburse banks, brokerage houses and other institutions for their reasonable expenses in forwarding the Company’s proxy materials to beneficial owners of the Common Stock. All costs associated with the solicitation of proxies will be borne by the Company.

By Order of the Board of Directors Richard J. Schweppe Secretary

June 28, 2002 Irvine, California

CORVEL CORPORATION
PROXY

Annual Meeting of Stockholders, August 1, 2002
This Proxy is Solicited on Behalf of the Board of Directors

         The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on August 1, 2002 and the accompanying Proxy Statement, and appoints V. Gordon Clemons and Jeffrey J. Michael, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of the Common Stock of CorVel Corporation which the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of CorVel Corporation to be held at 2010 Main Street, Suite 1020, Irvine, California, on Thursday, August 1, 2002 at 1:00 p.m. Pacific Daylight Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting or any adjournment or postponement thereof. The shares represented by this proxy shall be voted in the following manner:

1.	To elect the following directors to serve for a term of one year.

	V. Gordon Clemons	FOR	WITHHOLDING AUTHORITY

	Peter E. Flynn	FOR	WITHHOLDING AUTHORITY

	Steven J. Hamerslag	FOR	WITHHOLDING AUTHORITY

	R. Judd Jessup	FOR	WITHHOLDING AUTHORITY

	Jeffrey J. Michael	FOR	WITHHOLDING AUTHORITY

2.	To approve an amendment to the Company’s Certificate of Incorporation to increase the maximum number of shares of the Company’s common stock (the “Common Stock”) authorized for issuance from 20,000,000 to 30,000,000 shares;

FOR          AGAINST          ABSTAIN

3.	To ratify the appointment of Grant Thornton llp as the Company’s independent auditors for fiscal 2003.

FOR          AGAINST          ABSTAIN

4.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

         The Board of Directors recommends a vote FOR each of the nominees and the proposals set forth above. This Proxy, when properly executed, will be voted as specified above. This Proxy will be voted FOR the nominees listed above and FOR the other Proposals if no specification is made.

Dated:

(Print name(s) as it (they) appear(s) on certificate)

(Authorized Signature(s)) Please print the name(s) appearing on each share certificate(s) over which you have voting authority.

PLEASE RETURN YOUR EXECUTED PROXY TO U.S. STOCK TRANSFER CORPORATION IN THE ENCLOSED
SELF-ADDRESSED, POSTAGE PRE-PAID ENVELOPE.